Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our reports as of December 31, 2016 and 2017, and for each of the years then ended, in the Registration Statement (Form F-1) and related Prospectus of Tiziana Life Sciences plc dated September 24, 2018.

/s/ Mazars LLP

London, United Kingdom

September 24, 2018